Exhibit 99.2

Press Release

FOR RELEASE ON: Feb. 14, 2024

Nxu Fully Regains Compliance with Nasdaq’s Continued Listing Requirements

Nasdaq withdraws delisting determination letter

MESA, Ariz., Feb. 14, 2024 - Nxu Inc. (NASDAQ: NXU) (“Nxu”, “the Company”), a domestic technology company developing and manufacturing innovative EV charging and energy storage solutions for the infrastructure we need to power our electrified future, announced that on Feb. 14, 2024, the Nasdaq Stock Market (“Nasdaq”) withdrew its Jan. 9, 2024 letter that cited the Company’s apparent lack of a 2023 annual shareholder meeting, as required by Nasdaq Listing Rule 5815 (d)(4)(C) (“Annual Meeting Rule”), as an additional basis for delisting the Company’s securities from Nasdaq.

Upon further review of the Company’s shareholder meeting held May 9, 2023, Nasdaq confirmed that the Company did in fact meet the requirements of the Annual Meeting Rule as of December 31, 2023. As a result, Nasdaq withdrew its January delisting letter and closed the matter. Nxu has fully regained compliance with all of Nasdaq’s continued listing requirements and will be removed from Nasdaq’s list of noncompliant companies.

“Nxu has worked incredibly hard to regain compliance with Nasdaq’s continued listing standards,” said Mark Hanchett, Chairman and CEO at Nxu. “We fully grasp the gravity and importance of those standards and are committed to maintaining compliance in 2024 and beyond.”

About Nxu, Inc.

Nxu, Inc. is a domestic technology company leveraging its intellectual property and innovations to support e-Mobility and energy storage solutions. Driving the energy future, Nxu is developing an ecosystem of industry-leading grid level energy storage solutions, charging infrastructure and over-air cloud management – encompassed by Nxu’s seamless subscription-based models. For more information, visit www.nxuenergy.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to remain compliant with Nasdaq’s continued listing rules. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievements to materially differ from those expressed or implied by these forward-looking statements. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent annual report on Form 10-K, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at www.nxuenergy.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:

Investor Contact

Investors@nxuenergy.com